UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2006

CAPE COASTAL TRADING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50995	52-2372260
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8550 West Bryn Mawr, Suite 200
Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(773) 272-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.02(a) Resignation of a Director

Effective January 30, 2006, Geoffrey Alison resigned as a member of Cape Coastal Trading Corporation’s (the “Company”) Board of Directors. The resignation of Mr. Alison was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 5.02(d) Election of a New Director

Effective January 30, 2006, the Board of Directors of the Company appointed Stuart Romenesko as a director. Mr. Romenesko’s appointment as director was not pursuant to any agreement or understanding between Mr. Romenesko and a third party. Mr. Romenesko is not expected to be named to a committee of the Board of Directors at this time.

Mr. Romenesko is an executive officer of Petters Group Worldwide, LLC (“Petters Group”) and currently serves on the board of directors of several Petters Group operating companies. As a result of a recent merger, previously reported on the Company’s Current Report on Form 8-K filed on January 5, 2006, uBid, Inc. (“uBid”) is a wholly-owned subsidiary of the Company. On April 2, 2003, uBid and Petters Group, a holder of greater than 5% of the Company’s common stock, executed a Shared Resources Agreement with a term of one year and automatic renewals of one year until terminated by either party with 60 days’ prior notice. Pursuant to this agreement, Petters Group provided executive, facilities management, finance, general and administrative, legal, marketing, merchandising and operations services to uBid for which uBid was charged $360,000 in 2005, $264,000 for the year ended December 31, 2004 and $198,000 from April 2003 through December 2003. uBid terminated the Shared Resources Agreement as of January 31, 2006.

The Company purchases products from Petters Group for direct purchase sales. Purchases from Petters Group were $1.5 million and $0.5 million for the periods ended December 31, 2004 and 2003, respectively and $0.5 million for the nine months ended September 30, 2005.

Petters Group owns approximately 25% of the outstanding shares of WSS Media Inc., located in Minneapolis, Minnesota. During the year ended December 31, 2005, the Company sold approximately $223,000 in product to WSS Media Inc. At year end, the balance was unpaid. Mr. Romenesko is the Chairman of the Board of WSS Media.

In 2003, the Company issued a convertible promissory note in the principal amount of $0.5 million for the benefit of Petters Group. The promissory note bore interest at an annual rate of 8%. This note plus accrued interest was paid in full on April 1, 2005.

On April 2, 2003, the Company entered into a secured revolving credit agreement and promissory note with Petters Group for up to $5.0 million. On November 22, 2004, the Company entered into a second secured revolving credit agreement and promissory note for up to $4.0 million. In March 2005, the second agreement was increased to $5.5 million. Both agreements were secured by a subordinated security interest in all of the Company’s assets. Both agreements were scheduled to expire March 31, 2006. Borrowings under the revolving line bore an annual interest rate of 14%. There were no financial covenants provided for in the agreements. In connection with the Company’s private offering on December 29, 2005, the Company cancelled these promissory notes as consideration in the private offering for the issuance to Petters Company, Inc. of 1,222,222 shares of common stock and warrants to purchase 305,556 shares of common stock, and the issuance to the Petters Group of 1,111,111 shares of common stock and warrants to purchase 277,778 shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPE COASTAL TRADING CORPORATION

Dated: February 2, 2006	By:	/s/ Robert H. Tomlinson, Jr.
Name: Robert H. Tomlinson, Jr.
Title: President and Chief Executive Officer